Exhibit 99.1
May 15, 2024
Hawkins, Inc.
2381 Rosegate
Roseville, MN 55113

Hawkins, Inc. Reports
Fourth Quarter and Fiscal Year 2024 Results

ROSEVILLE, Minn., May 15, 2024 – Hawkins, Inc. (Nasdaq: HWKN), a leading specialty chemical and ingredients company, today announced fourth quarter and full-year results for its fiscal year ended March 31, 2024.

Fourth Quarter Fiscal Year 2024 Highlights:
•Fourth quarter sales of $223.0 million, down 2% compared to the same quarter in the prior year, with Water Treatment segment sales growth of 21% over the same quarter in the prior year.
•Gross profit of $45.5 million, a 27% increase over the same quarter in the prior year, contributing to a 9% increase in operating income in the quarter.
•Record fourth quarter diluted earnings per share (EPS) of $0.66, which was 20% higher than the same period of the prior year.
•Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure, of $31.0 million, a 15% increase over the same period of the prior year.
•Record fourth quarter operating cash flow of $41.9 million allowed us to pay down $21 million in debt in the quarter.

Full-Year Fiscal Year 2024 Highlights:
•Full year sales of $919.2 million, down 2% compared to the prior fiscal year, with Water Treatment up 19% over the prior year.
•Record gross profit of $193.6 million, a 17% increase over the prior year, contributing to an 18% year-over-year increase in operating income.
•Record diluted EPS of $3.59, which was $0.73, or 26%, higher than fiscal 2023.
•Record adjusted EBITDA, a non-GAAP measure, of $143.0 million, an increase of 20% over fiscal 2023.
•Record operating cash flow of $159.5 million, which was more than double that of fiscal 2023.
•Completed four acquisitions in our Water Treatment segment while paying down our debt, ending the year with net debt of $91.8 million and a leverage ratio of 0.66x EBITDA.
•Paid cash dividends of $0.63 per share for the year, an increase of 11% over the prior year. This marks the 39th consecutive year of paying a dividend.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:
“We had an excellent fiscal 2024. This included record operating cash flow, and, for the sixth year in a row, record operating income, net income, diluted EPS, and adjusted EBITDA. This performance provided the necessary capital for us to invest in the business and complete four acquisitions within the year that were fully funded by our cash flow. The cash flow also allowed us to continue to deliver shareholder value with dividends and share repurchases while paying down our debt resulting in a leverage ratio below 1x EBITDA. Cumulatively, all of these factors have driven our stock appreciation. This performance is the result of the hard work by our many employees, our innovative approach to business, as well as our outstanding relationships with our customers and suppliers, which we never take for granted.”

Mr. Hawkins, continued, “Our continued focus on executing our growth strategy resulted in the completion of four acquisitions in our Water Treatment segment in fiscal 2024, adding eight facilities and over 100 employees. The Water Treatment segment's operating income grew 69% to $53 million in the year, on revenue growth of 19%. Sales in our Industrial segment decreased 13% driven primarily by lower overall volumes as well as the divestiture of our consumer bleach packaging business, which we sold at the end of fiscal 2023. However, because of our diverse product offerings and disciplined margin management, even with that sales decline, our gross profit in the Industrial segment was relatively flat year over year. Our Health and Nutrition segment sales decreased from the prior year, and, as anticipated, we did see improved year-over-year sales performance throughout the year, as customers worked through overstocking situations. In the fourth quarter, revenue for the Health and Nutrition segment grew slightly compared to declines in the previous quarters.”

Mr. Hawkins continued, "We are extremely proud of what we accomplished over the past year, and over the past several years. As we look to fiscal 2025, we expect to see continued top and bottom-line growth, with our top line approaching $1 billion in revenue and Water Treatment becoming our largest reporting segment. We are cautiously optimistic about our Industrial segment, but we believe economic and competitive pressures will continue to weigh on many of our customers and impact demand. In Health and Nutrition, we expect the improved performance we saw in the latter half of fiscal 2024 to continue into fiscal 2025, and expect results to be higher than fiscal 2024. With the diversity of our businesses and the overall strength of our Company, we believe we will continue to generate strong operating cash flow that will allow us to fund future investments for growth while continuing to pay down debt during fiscal year 2025."

Fourth Quarter and Fiscal Year Financial Highlights:
NET INCOME
For the fourth quarter of fiscal 2024, the Company reported net income of $13.8 million, or $0.66 per diluted share, compared to net income for the fourth quarter of fiscal 2023 of $11.6 million, or $0.55 per diluted share.
For the full year, the Company reported record net income of $75.4 million, or $3.59 per diluted share, compared to net income for fiscal 2023 of $60.0 million, or $2.86 per diluted share.
REVENUE
For the fourth quarter of fiscal 2024, sales were $223.0 million, a decrease of $5.1 million, or 2%, from sales of $228.1 million a year ago. Increased sales in our Water Treatment segment were more than offset by decreased sales in our Industrial segment. Industrial segment sales decreased $20.6 million, or 18%, to $97.1 million for the fourth quarter, as compared to $117.7 million for the same period a year ago. The sale of our consumer bleach packaging business at the end of fiscal 2023 resulted in $3.0 million lower sales in the current quarter. In addition, sales declined due to lower selling prices on certain products driven by lower raw material costs and competitive pricing as well as lower volumes. Water Treatment segment sales increased $15.3 million, or 21%, to $86.7 million for the fourth quarter, as compared to $71.4 million for the same period a year ago. Sales increased primarily as a result of $14.1 million of added sales from acquired businesses. Health and Nutrition segment sales increased $0.2 million to $39.3 million for the fourth quarter, as compared to $39.1 million for the same period a year ago. Increased sales of our distributed products were virtually offset by a decrease in sales of our manufactured products.
For fiscal 2024, Industrial segment sales were $409.5 million, a decrease of 13% from fiscal 2023 sales of $470.8 million. Water Treatment segment sales were $363.3 million for the year, an increase of 19% over last year’s sales of $304.9 million; of the $58.4 million increase, $23.9 million was from our acquired businesses in fiscal 2024. Sales for our Health and Nutrition segment were $146.4 million in fiscal 2024, a decrease of 8%, from fiscal 2023 sales of $159.4 million.

GROSS PROFIT
Company-wide gross profit for fiscal 2024 increased $28.5 million, or 17%, to $193.6 million, or 21% of sales, from $165.1 million, or 18% of sales, for fiscal 2023. During fiscal 2024, the LIFO reserve decreased, and gross profits increased, by $15.4 million, primarily due to decreased raw material costs. During fiscal 2023, the LIFO reserve increased, and gross profits decreased, by $18.5 million, primarily due to rising raw material costs. Included as a reduction to gross profit in the current year was a $7.7 million charge to operating expense for an environmental liability related to perchlorinated biphenyls (PCBs) discovered in the soil at our Rosemount, MN facility, with such expense reflected in our Industrial segment. While the source of the PCBs is unknown, we have never brought PCBs onto the property or used PCBs on the site.
Gross profit for the Industrial segment decreased $0.6 million, or 1%, to $67.5 million, or 16% of sales, for fiscal 2024, from $68.1 million, or 14% of sales, for fiscal 2023. During fiscal 2024 the LIFO reserve decreased, and gross profits increased, by $12.1 million, primarily due to decreased raw material costs. During fiscal 2023, the LIFO reserve increased, and gross profits decreased, by $12.3 million, primarily due to rising raw material costs.
Gross profit for the Water Treatment segment increased $31.3 million, or 47%, to $98.5 million, or 27% of sales, for fiscal 2024, from $67.2 million, or 22% of sales, for fiscal 2023. During fiscal 2024, the LIFO reserve decreased, and gross profits increased, by $3.3 million, primarily due to decreased raw material costs. During fiscal 2023, the LIFO reserve increased, and gross profit decreased, by $6.2 million, primarily due to rising raw material costs. Gross profit increased as a result of improved per-unit margins on many of our products as well as increased sales, including the added sales from acquired businesses.
Gross profit for the Health and Nutrition segment decreased $2.2 million, or 7%, to $27.6 million, or 19% of sales, for fiscal 2024, from $29.8 million, or 19% of sales, for fiscal 2023. Gross profit decreased due to lower sales.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative ("SG&A") expenses increased $12.6 million, or 16%, to $89.6 million, or 10% of sales, for fiscal 2024 from $77.0 million, or 8% of sales, for fiscal 2023. Included in SG&A expenses for the prior year was a gain of approximately $3.0 million related to the sale of certain assets related to our consumer bleach packaging business. In addition, a year-over-year increase in compensation expense of $1.4 million related to our non-qualified deferred compensation plan reduced SG&A expenses, with the offset in Other Expense. Additionally, expenses increased due to the added costs from the acquired businesses in our Water Treatment segment of $5.8 million, including $1.8 million of amortization of intangibles, as well as increased variable expenses, most notably variable pay.

ADJUSTED EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended March 31, 2024, was $31.0 million, an increase of $4.0 million, or 15%, from adjusted EBITDA of $27.0 million for the same period in the prior year. Full-year adjusted EBITDA was $143.0 million, an increase of $23.9 million, or 20%, from adjusted EBITDA of $119.1 million for fiscal 2023. The increase was due to the impact of improved gross profits discussed above.

INCOME TAXES
Our effective tax rate was approximately 26% for fiscal 2024 and 27% for fiscal 2023. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. The current year decrease in the effective tax rate was primarily driven by favorable tax provision adjustments recorded.

BALANCE SHEET
At the end of fiscal 2024, our working capital was $42 million lower than the end of fiscal 2023 due to favorable cash collections on accounts receivable and disciplined management of our inventory levels. For the year, our record operating cash flow of $159 million was used to fund $83 million in acquisition spending for the acquisitions of EcoTech, Water Solutions, Miami Products and Industrial Research, capital spending of $40 million, dividend payments of $13 million, stock repurchases of $11 million, and net debt repayments of $13 million. Our total debt outstanding at the end of fiscal 2024 was $99 million and our leverage ratio was 0.66 times our trailing twelve-month proforma adjusted EBITDA, as compared to 0.96x at the end of fiscal 2023.

About Hawkins, Inc.
Hawkins, Inc. was founded in 1938 and is a leading specialty chemical and ingredients company that formulates, distributes, blends and manufactures products for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, the Company has 59 facilities in 26 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $919 million of revenue in fiscal 2024 and has approximately 950 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.

We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Fiscal Year Ended
(In thousands)	March 31, 2024	April 2, 2023	March 31, 2024	April 2, 2023
Net income (GAAP)	$13,832	$11,613	$75,363	$60,041
Interest expense	1,249	1,376	4,282	5,234
Income tax expense	5,493	5,904	25,782	22,541
Amortization of intangibles	2,753	1,677	8,539	6,924
Depreciation expense	6,201	5,390	23,264	20,516
Non-cash compensation expense	1,374	1,061	4,880	3,825
Non-recurring acquisition expense	85	—	917	—
Adjusted EBITDA	$30,987	$27,021	$143,027	$119,081

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Fiscal Year Ended
	March 31, 2024	April 2, 2023	March 31, 2024	April 2, 2023
	(unaudited)
Sales	$223,020	$228,145	$919,162	$935,098
Cost of sales	(177,509)	(192,420)	(725,526)	(769,979)
Gross profit	45,511	35,725	193,636	165,119
Selling, general and administrative expenses	(25,427)	(17,242)	(89,600)	(76,969)
Operating income	20,084	18,483	104,036	88,150
Interest expense, net	(1,249)	(1,376)	(4,282)	(5,234)
Other income (expense)	490	410	1,391	(334)
Income before income taxes	19,325	17,517	101,145	82,582
Income tax expense	(5,493)	(5,904)	(25,782)	(22,541)
Net income	$13,832	$11,613	$75,363	$60,041

Weighted average number of shares outstanding-basic	20,790,260	20,850,454	20,864,348	20,848,077
Weighted average number of shares outstanding-diluted	20,929,056	21,024,649	21,014,326	21,014,905

Basic earnings per share	$0.67	$0.56	$3.61	$2.88
Diluted earnings per share	$0.66	$0.55	$3.59	$2.86

HAWKINS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per-share data)

	March 31, 2024	April 2, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,153	$7,566
Trade accounts receivables, net	114,477	129,252
Inventories	74,600	88,777
Prepaid expenses and other current assets	6,596	6,449
Total current assets	202,826	232,044
PROPERTY, PLANT, AND EQUIPMENT:
Land	17,916	16,344
Buildings and improvements	147,701	134,901
Machinery and equipment	141,262	125,970
Transportation equipment	67,868	56,328
Office furniture and equipment	11,901	11,210
	386,648	344,753
Less accumulated depreciation	177,774	158,950
Net property, plant, and equipment	208,874	185,803
OTHER ASSETS:
Right-of-use assets	11,713	10,199
Goodwill	103,399	77,401
Intangible assets, net	116,626	73,060
Deferred compensation plan asset	9,584	7,367
Other	4,912	4,661
Total other assets	246,234	172,688
Total assets	$657,934	$590,535
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$56,387	$53,705
Accrued payroll and employee benefits	19,532	17,279
Current portion of long-term debt	9,913	9,913
Income tax payable	1,943	3,329
Environmental remediation	7,700	—
Other current liabilities	7,832	6,645
Total current liabilities	103,307	90,871
LONG-TERM DEBT	88,818	101,731
LONG-TERM LEASE LIABILITY	9,530	8,687
PENSION WITHDRAWAL LIABILITY	3,538	3,912
DEFERRED COMPENSATION LIABILITY	11,764	9,343
DEFERRED INCOME TAXES	22,406	23,800
EARNOUT LIABILITY	11,235	—
OTHER LONG-TERM LIABILITIES	1,310	2,175
Total liabilities	251,908	240,519
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common shares; authorized: 60,000,000 shares of $0.01 par value; 20,790,261 and 20,850,454 shares issued and outstanding for 2024 and 2023, respectively	208	209
Additional paid-in capital	38,154	44,443
Retained earnings	364,549	302,424
Accumulated other comprehensive income	3,115	2,940
Total shareholders’ equity	406,026	350,016
Total liabilities and shareholders’ equity	$657,934	$590,535

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Fiscal Year Ended
	March 31, 2024	April 2, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$75,363	$60,041
Reconciliation to cash flows:
Depreciation and amortization	31,803	27,440
Change in fair value of earnout liability	571	—
Operating leases	2,708	1,971
(Gain) loss on deferred compensation assets	(1,391)	334
Deferred income taxes	(1,459)	(232)
Stock compensation expense	4,880	3,825
Gain from asset disposals	(85)	(2,950)
Other	87	87
Changes in operating accounts (using) providing cash, net of acquisitions:
Trade receivables	21,399	(6,389)
Inventories	19,921	4,717
Accounts payable	(828)	(11,596)
Accrued liabilities	10,708	(737)
Lease liabilities	(2,676)	(1,958)
Income taxes	(1,390)	3,290
Other	(112)	(443)
Net cash provided by operating activities	159,499	77,400
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant, and equipment	(40,151)	(48,321)
Acquisitions	(83,455)	—
Proceeds from asset disposals	1,102	7,091
Net cash used in investing activities	(122,504)	(41,230)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(13,238)	(12,001)
New shares issued	2,242	2,008
Shares surrendered for payroll taxes	(2,140)	(1,550)
Shares repurchased	(11,272)	(6,557)
Payments on senior secured revolving loan	(98,000)	(59,000)
Borrowings on senior secured revolving loan	85,000	45,000
Net cash used in financing activities	(37,408)	(32,100)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(413)	4,070
CASH AND CASH EQUIVALENTS - beginning of year	7,566	3,496
CASH AND CASH EQUIVALENTS - end of year	$7,153	$7,566
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION-
Cash paid during the year for income taxes	$28,631	$19,485
Cash paid for interest	4,654	4,759
Noncash investing activities - Capital expenditures in accounts payable	2,697	2,340

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Industrial	Water Treatment	Health and Nutrition	Total

Fiscal Year Ended March 31, 2024:
Sales	$409,465	$363,289	$146,408	$919,162
Gross profit	67,545	98,498	27,593	193,636
Selling, general, and administrative expenses	28,316	45,286	15,998	89,600
Operating income	39,229	53,212	11,595	104,036

Fiscal Year Ended April 2, 2023:
Sales	$470,760	$304,925	$159,413	$935,098
Gross profit	68,115	67,208	29,796	165,119
Selling, general, and administrative expenses	25,703	35,734	15,532	76,969
Operating income (loss)	42,412	31,474	14,264	88,150

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to expectations for results in our business segments and our ability to generate cash flow and pay down debt. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in regulation, changes in the labor markets, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, changes in pricing of our products and our ability to pass any changes on to our customers, changes in product supplies and the terms of our credit agreement. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 2, 2023, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com